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                                                                   Exhibit 10.40

                           DIRECTOR CASH COMPENSATION

      The following is the cash compensation arrangement for outside directors of Photon Dynamics, Inc. As of December 14, this cash compensation arrangement applies to each outside director of Photon Dynamics, which directors include all directors other than Jeffrey Hawthorne, Photon Dynamics' Chief Executive Officer. The cash compensation arrangement is as follows:

      1. Each outside director is entitled to receive an annual retainer fee of $15,000, plus a per meeting fee of $2,000 for in person meetings and $1,000 for telephonic meetings.

      2. Each member of the Audit Committee, Compensation and Employee Ownership Committee, and Nominating and Corporate Governance Committee, is entitled to receive, in addition to their Board compensation, a per meeting fee of $1,000 for in person meetings and $500 for telephonic meetings.

      3. The Chairman of each committee is entitled to receive, in addition to their Board compensation and committee attendance fees, an annual retainer as follow: Chairman of the Audit Committee - $15,000; Chairman of the Compensation and Employee Ownership Committee - $5,000; and Chairman of the Nominating and Corporate Governance Committee - $3,000.